Exhibit 10.2

Wausau Paper Corp.

2009 Cash Incentive Compensation Plan

For

Executive Officers

Executive officers are entitled to receive cash incentive compensation with respect to each fiscal year upon achievement of targeted company or personal objectives.  Executive officers are entitled to receive incentive compensation based upon:

(1)

the level of achievement by the Company of targeted goals for adjusted earnings per share, as derived from targeted return on capital employed;

(2)

for executive officers with direct segment operating responsibility, achievement of targeted segment operating profit targets; and

(3)

the level of achievement of specified quantifiable bottom-line oriented targets and specific operational or strategic goals including (a) strategic market direction, (b) new products margins and revenue levels, (c) increase in operating efficiencies, (d) internal rate of return on approved capital spending, (e) volume growth and product mix, (f) working capital levels, (g) volume of sales of timberlands, (h) objectives for cost reduction or containment, and (i) various objectives for organizational development.

The following table sets forth, as a percentage of base salary, the maximum incentive compensation opportunity for executive officers.

			Segment		Individual
	Earnings Per Share(1)		Operating Profits(2)		Objectives(3)	Total
			Targeted
	Targeted	Max.	Range of	Max.	Max.	Max.
	Range of	% of	Operating	% of	% of	% of
	EPS	Salary	Profits	Salary	Salary	Salary

CEO	$.03–$.68	120%	–	–	30%	150%

Executive Vice President–Finance	$.03–$.68	95%	–	–	30%	125%

Senior Vice President, Towel & Tissue	$.03–$.68	25%	$ 33–53 M	50%	25%	100%

Senior Vice President, Specialty Products	$.03–$.68	25%	$ 0–22 M	50%	25%	100%

Senior Vice President, Printing & Writing	$.03–$.68	25%	$ (1)–20 M	50%	25%	100%

(1)  For purposes of this plan, “earnings per share” means earnings per share as reported in the Company’s audited financial statements, excluding the impact of stock incentive expenses or credits, decreased by amounts representing base gains from timberland sales, and adjusted for other extraordinary items (which may include, for example, facility closure charges, nonrecurring state tax benefits, one-time expenses associated with certain major capital projects, or other similar items) as determined in the discretion of the Compensation Committee.

Incentive bonuses will be 0% of base salary if earnings are at the bottom of the targeted range of earnings per share and will increase on a pro rata basis to the officer’s maximum of percentage of base salary at the top of the targeted range.

(2)  For purposes of this plan, “operating profits” means the segment operating profits as reported in connection with the Company’s audited financial statements adjusted for other extraordinary items (which may include, for example, facility closure charges, one-time expenses associated with certain major capital projects, or other similar items) as determined in the discretion of the Compensation Committee.  Incentive bonuses are 0% of base salary if operating profits are at the bottom of the targeted range for the officer’s respective operating segment’s targeted operating profit and increase on a pro rata basis to the officer’s maximum percentage of base salary at the top of the targeted range.

(3)  Individual performance objectives are approved at the beginning of the year by the Compensation Committee.